EXHIBIT 99

PRESS RELEASE DATED JANUARY 30, 2019

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2018 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2018

•	DILUTED EARNINGS PER COMMON SHARE INCREASED 10.5% TO $0.21, COMPARED TO $0.19 FOR THE PRIOR QUARTER, AND A LOSS OF $0.04 PER SHARE, FOR THE FOURTH QUARTER OF 2017

•	ORIGINATED LOANS INCREASED $81.1 MILLION, OR 12.5% ANNUALIZED

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $69.8 MILLION, OR 9.5% ANNUALIZED

•	NET INTEREST MARGIN DECREASED THREE BASIS POINTS TO 2.72%, COMPARED TO 2.75% FOR THE PRIOR QUARTER, AND 24 BASIS POINTS COMPARED TO 2.96% FOR THE FOURTH QUARTER OF 2017

•	ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.28% AND NON-PERFORMING ASSETS TO TOTAL ASSETS AT 0.21%

•	CASH DIVIDEND OF $0.10 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 27, 2019, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 13, 2019

FULL YEAR 2018

•	DILUTED EARNINGS PER COMMON SHARE OF $0.85, COMPARED TO $0.53 IN 2017

•	ORIGINATED LOANS INCREASED $253.6 MILLION, OR 10.5%

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $324.8 MILLION, OR 12.1%

WOODBRIDGE, NEW JERSEY, JANUARY 30, 2019....NORTHFIELD BANCORP, INC. (the “Company”) (NASDAQ:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.21 and $0.85 for the quarter and year ended December 31, 2018, compared with a loss per common share of $0.04 for the quarter ended December 31, 2017, and diluted earnings per common share of $0.53 for the year ended December 31, 2017. Earnings for the quarter and year ended December 31, 2018, benefited from the effects of federal tax reform (the "Tax Reform Act") enacted in December 2017, which reduced the federal corporate tax rate to 21% from 35% effective January 1, 2018. Earnings for the quarter and year ended December 31, 2018, also benefited from excess tax benefits of $514,000, or $0.01 per diluted share, and $2.7 million, or $0.06 per diluted share, respectively, related to the exercise or vesting of equity awards. Earnings for the quarter and year ended December 31, 2017, include a tax charge of $10.5 million, or $0.23 per diluted share, related to the Tax Reform Act, which as a result of the lowering of the federal corporate tax rate, resulted in the Company reducing its net deferred tax assets by $10.5 million, with a corresponding charge to income tax expense in the fourth quarter of 2017. In addition, earnings for the year ended December 31, 2017, benefited from excess tax benefits of $2.3 million, or $0.05 per diluted share, related to the exercise or vesting of equity awards, and $1.5 million, or $0.03 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
Commenting on the fourth quarter and annual results, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Earnings per share for the quarter increased by 10.5% as compared to the prior quarter, and 60.4% for the year. Our positive financial results for the fourth quarter reflect our continued focus on building franchise value through loan and deposit generation. Originated loans grew in the fourth quarter by $81 million, or 12.5%, on an annualized basis, supported by core deposit growth of $94 million, or 13.5%, on an annualized basis, despite strong competition in our marketplace.”
Mr. Klein further noted, “I’m pleased to announce that the Board of Directors has declared a cash dividend of $0.10 per common share payable on February 27, 2019, to stockholders of record on February 13, 2019.”

Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2018 and 2017
Net income was $40.1 million and $24.8 million for the years ended December 31, 2018 and 2017, respectively. Significant variances from the prior year are as follows: a $2.3 million increase in net interest income, a $1.2 million increase in the provision for loan losses, a $3.5 million decrease in non-interest income, a $335,000 decrease in non-interest expense, and a $17.3 million decrease in income tax expense. The 2018 increase in net income benefited from federal tax reform. Net income for the year ended December 31, 2017 includes a tax charge of $10.5 million, related to the Tax Reform Act which resulted in the Company reducing its net deferred tax assets by $10.5 million, with a corresponding charge to income tax expense.

Net interest income for the year ended December 31, 2018, increased $2.3 million, or 2.2%, to $111.2 million, from $108.9 million for the year ended December 31, 2017, primarily due to a $313.0 million, or 8.6%, increase in our average interest-earning assets, partially offset by an 18 basis point decrease in our net interest margin to 2.81% from 2.99% for the year ended December 31, 2017. The increase in average interest-earning assets was attributable to increases in average loans outstanding of $124.6 million, average mortgage-backed securities of $106.7 million, and average other securities of $84.2 million, partially offset by decreases in average Federal Home Loan Bank of New York ("FHLBNY") stock of $1.4 million and average interest-earning deposits in financial institutions of $1.0 million. The increase in average loans was primarily due to originated loan growth. Net interest income for the year ended December 31, 2018, included loan prepayment income of $2.0 million, compared to $1.4 million for the year ended December 31, 2017. Yields earned on interest-earning assets increased eight basis points to 3.72% for the year ended December 31, 2018, from 3.64% for the year ended December 31, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 31 basis points to 1.16% for the year ended December 31, 2018, as compared to 0.85% for the year ended December 31, 2017, due to the increased cost of deposits and borrowed funds in conjunction with increased market interest rates.

The provision for loan losses increased $1.2 million to $2.6 million for the year ended December 31, 2018, from $1.4 million for the year ended December 31, 2017, primarily due to originated loan growth and an increase in net charge-offs. Net charge-offs for the year ended December 31, 2018 were $1.3 million as compared to net recoveries of $154,000 for the year ended December 31, 2017. The increase in net charge-offs was primarily due to a $1.2 million charge-off on an impaired commercial real estate loan.

Management is monitoring the effects of the recent U.S. government partial shutdown to the Company's business, and working with customers affected by it. A segment of the Company’s multifamily loan portfolio has tenants that are subject to government rent subsidies. As of December 31, 2018, the Company had 46 multifamily loans, with an aggregate outstanding balance of approximately $118 million, subject to some level of government rent subsidies. To date, these loans have performed in accordance with their contractual terms.

Non-interest income decreased $3.5 million, or 30.2%, to $8.1 million for the year ended December 31, 2018, from $11.6 million for the year ended December 31, 2017, primarily due to a decrease in income on bank owned life insurance, attributable to $1.5 million of insurance proceeds in excess of the related cash surrender value of the policies, received in the first quarter of 2017, and a $2.0 million increase in losses on securities, net. Securities losses, net, during the year ended December 31, 2018, included losses of $879,000 related to the Company’s trading portfolio, compared to gains of $1.1 million in the prior year. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $335,000, or 0.5%, to $67.0 million for the year ended December 31, 2018, from $67.4 million for the year ended December 31, 2017. The decrease was primarily attributable to a $3.4 million reduction in compensation and employee benefits, $2.0 million of which is related to the mark-to-market adjustment on trading securities in the Company’s deferred compensation plan which is described above, and had no effect on net income, as well as a decrease in stock compensation expense. Partially offsetting the decrease in compensation and benefits was an increase of $826,000 in occupancy costs, primarily due to higher rent and real estate taxes related to two new branch offices and the expansion of our corporate office space, as well as higher repairs and maintenance costs; a $426,000 increase in data processing fees, primarily attributable to increased core system costs associated with higher levels of customer account activity, as well as implementation costs related to telecommunication upgrades; a $708,000 increase in professional fees; and an $865,000 increase in advertising expense, associated with rate driven deposit promotions.

The Company recorded income tax expense of $9.6 million for the year ended December 31, 2018, compared to $27.0 million for the year ended December 31, 2017. The effective tax rate for the year ended December 31, 2018, was 19.4%, compared to 52.1% for the year ended December 31, 2017. The effective tax rate for the year ended December 31, 2018, reflects the reduction of the federal corporate tax rate to 21% from 35% effective January 1, 2018, and excess tax benefits of $2.7 million related to the exercise or vesting of equity awards. The effective tax rate for the year ended December 31, 2017 reflects: (i) a tax charge of $10.5 million related to the enactment of the Tax Reform Act in the fourth quarter of 2017, as discussed above; (ii) excess tax benefits of $2.3 million related to the exercise or vesting of equity awards; and (iii) $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation did not result in a material change to our net deferred tax asset or state tax expense. Management continues to evaluate the effect of this new legislation, including the issuance of regulations by the New Jersey Division of Taxation, on our net deferred tax asset and future tax expense.

Comparison of Operating Results for the Three Months Ended December 31, 2018, and 2017

The Company recorded net income of $9.9 million for the quarter ended December 31, 2018 as compared to a net loss of $1.7 million for the quarter ended December 31, 2017. Significant variances from the comparable prior year quarter are as follows: a $567,000 increase in the provision for loan losses, a $1.8 million decrease in non-interest income, a $611,000 decrease in non-interest expense, and a $13.4 million decrease in income tax expense.

Net interest income for the quarter ended December 31, 2018, increased by $49,000, or 0.2%, primarily due to an increase in our average interest-earning assets of $348.4 million, or 9.3%, partially offset by a 24 basis point decrease in our net interest margin to 2.72%. The increase in average interest-earning assets was due to increases in average loans outstanding of $72.0 million, average mortgage-backed securities of $145.2 million, and average other securities of $153.0 million, partially offset by decreases in average FHLBNY stock of $2.1 million and average interest-earning deposits in financial institutions of $19.8 million. The increase in average loans was primarily due to originated loan growth. The quarter ended December 31, 2018, included loan prepayment income of $503,000 as compared to $558,000 for the quarter ended December 31, 2017. Yields earned on interest-earning assets increased 11 basis points to 3.78% for the quarter ended December 31, 2018, from 3.67% for the quarter ended December 31, 2017, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 44 basis points to 1.35% for the current quarter as compared to 0.91% for the comparable prior year quarter, due to the increased cost of deposits and borrowed funds in conjunction with increased market interest rates.

The provision for loan losses increased by $567,000 to $607,000 for the quarter ended December 31, 2018, from $40,000 for the quarter ended December 31, 2017, primarily due to originated loan growth and an increase in net charge-offs. Net charge-offs were $797,000 for the quarter ended December 31, 2018, compared to net recoveries of $21,000 for the quarter ended December 31, 2017. The increase in net charge-offs was primarily due to an $813,000 charge-off on an impaired commercial real estate loan, $500,000 of which was provided for as a specific reserve in the prior quarter.

Non-interest income decreased by $1.8 million or 73.8%, to $640,000 for the quarter ended December 31, 2018, from $2.4 million for the quarter ended December 31, 2017, primarily due to a $1.9 million increase in losses on securities, net. Securities losses, net, during the quarter ended December 31, 2018, included losses of $1.6 million related to the Company’s trading portfolio, compared to losses of $109,000 in the comparative prior year quarter.

Non-interest expense decreased by $611,000, or 3.7%, to $15.8 million for the quarter ended December 31, 2018, as compared to $16.4 million for the comparable prior year quarter, primarily due to a $1.8 million decrease in compensation and employee benefits, largely related to the mark-to-market adjustment on trading securities in the Company’s deferred compensation plan which as previously discussed has no effect on net income. Partially offsetting the decrease in compensation and employee benefits were increases in occupancy costs of $225,000, related to the opening of two new branch offices and the expansion of our corporate office space, data processing costs of $335,000, primarily attributable to increased core system costs associated with higher customer account activity, as well as implementation costs related to telecommunication upgrades, and advertising expense of $278,000.

The Company recorded income tax expense of $2.3 million for the quarter ended December 31, 2018, compared to $15.7 million for the quarter ended December 31, 2017. The effective tax rate for the quarter ended December 31, 2018, was 18.9%, as compared to 112.3% for the quarter ended December 31, 2017. The decrease in the effective tax rate for 2018 was due to the reduction of the corporate tax rate from 35% to 21%, effective January 1, 2018, and a charge of $10.5 million recorded in the quarter ended December 31, 2017, related to the Tax Reform Act, as noted previously.

Comparison of Operating Results for the Three Months Ended December 31, 2018, and September 30, 2018

The Company recorded net income of $9.9 million for the quarter ended December 31, 2018, as compared to net income of $9.1 million for the quarter ended September 30, 2018. Significant variances from the prior quarter are as follows: a $697,000 decrease in the provision for loan losses, a $2.0 million decrease in non-interest income, a $1.3 million decrease in non-interest expense, and a $767,000 decrease in income tax expense.

Net interest income for the quarter ended December 31, 2018, increased by $80,000, or 0.3%, primarily due to an increase in our average interest-earning assets of $65.5 million, or 1.6%, partially offset by a three basis point decrease in our net interest margin to 2.72%. The increase in average interest-earning assets was primarily attributable to increases in average mortgage-backed securities of $22.4 million and average other securities of $71.9 million, partially offset by decreases in average loans outstanding of $4.3 million, average FHLBNY stock of $2.4 million, and average interest-earning deposits in financial institutions of $22.1 million. The quarter ended December 31, 2018, included loan prepayment income of $503,000 as compared to $367,000 for the quarter ended September 30, 2018. Yields earned on interest-earning assets increased six basis points to 3.78% for the quarter ended December 31, 2018, from 3.72% for the quarter ended September 30, 2018, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 12 basis points to 1.35% for the current quarter as compared to 1.23% for the quarter ended September 30, 2018, attributable to higher rates on deposits and borrowed funds in conjunction with increased market interest rates.

The provision for loan losses decreased by $697,000 to $607,000 for the quarter ended December 31, 2018, from $1.3 million for the quarter ended September 30, 2018, primarily due to lower specific reserves in the current quarter as compared to the prior quarter, partially offset by higher loan growth. Net charge-offs were $797,000 for the quarter ended December 31, 2018 ($500,000 of which was provided as a specific reserve in the prior quarter), compared to net charge-offs of $499,000 for the quarter ended September 30, 2018.

Non-interest income decreased by $2.0 million or 75.7%, to $641,000 for the quarter ended December 31, 2018, from $2.6 million for the quarter ended September 30, 2018, primarily due to an increase of $2.0 million in losses on securities, net. Securities losses, net, during the quarter ended December 31, 2018, included losses of $1.6 million related to the Company’s trading portfolio, compared to gains of $412,000 for the quarter ended September 30, 2018.

Non-interest expense decreased by $1.3 million, or 7.7%, to $15.8 million for the quarter ended December 31, 2018, as compared to $17.1 million for the quarter ended September 30, 2018, primarily due to a decrease in compensation and employee benefits of $2.3 million, largely related to the mark-to-market adjustment on trading securities in the Company’s deferred compensation plan; partially offset by increases in data processing costs of $331,000, primarily attributable to implementation costs related to telecommunication upgrades, and advertising expense of $350,000.

The Company recorded income tax expense of $2.3 million for the quarter ended December 31, 2018, compared to $3.1 million for the quarter ended September 30, 2018. The effective tax rate for the quarter ended December 31, 2018, was 18.9%, as compared to 25.3% for the quarter ended September 30, 2018, the decrease due in part to higher excess tax benefits related to the exercise or vesting of equity awards. Excess tax benefits were $514,000 for the quarter ended December 31, 2018, as compared to $101,000 for the quarter ended September 30, 2018.

Financial Condition
Total assets increased $417.0 million, or 10.4%, to $4.41 billion at December 31, 2018, from $3.99 billion at December 31, 2017. The increase was primarily attributable to increases in our available-for-sale debt securities portfolio of $294.2 million, or 57.3%, loans held-for-investment, net, of $104.4 million, or 3.3%, and cash and cash equivalents of $19.9 million or 34.4%.

As of December 31, 2018, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 415.3%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $104.4 million to $3.25 billion at December 31, 2018, as compared to $3.14 billion at December 31, 2017, primarily due to an increase in originated loans held-for-investment, net, partially offset by declines in acquired and purchased credit-impaired loans. Originated loans held-for-investment, net, totaled $2.68 billion at December 31, 2018, as compared to $2.43 billion at December 31, 2017. The increase was primarily due to an increase in multifamily real estate loans of $194.8 million, or 11.2%, to $1.93 billion at December 31, 2018, from $1.74 billion at December 31, 2017, and to a lesser extent, a $54.1 million, or 12.1%, increase in commercial real estate loans to $499.3 million at December 31, 2018, from $445.2 million at December 31, 2017.

The following tables detail our multifamily real estate originations for the years ended December 31, 2018 and 2017 (dollars in thousands):

Year Ended December 31, 2018
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$383,062	4.01%	62%	79	V	15-30 Years
16,230	4.23%	36%	181	F	15 Years
$399,292	4.02%	61%

Year Ended December 31, 2017
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$352,031	3.64%	61%	80	V	15-30 Years
750	5.07%	48%	1	V	25 Years
16,640	3.95%	44%	180	F	15 Years
$369,421	3.65%	60%

Acquired loans decreased by $146.7 million to $546.2 million at December 31, 2018, from $692.8 million at December 31, 2017, primarily due to paydowns of lower yield one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) ranging from 2.63% to 2.86%, partially offset by purchases of one-to-four family residential mortgage loan pools totaling $37.5 million.
Purchased credit-impaired (PCI) loans totaled $20.1 million at December 31, 2018, as compared to $22.7 million at December 31, 2017. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $4.2 million attributable to PCI loans for the three months and year ended December 31, 2018, respectively, as compared to $1.4 million and $5.5 million for the three months and year-ended December 31, 2017, respectively.
The Company’s debt securities available-for-sale portfolio increased by $294.2 million, or 57.3%, to $808.0 million at December 31, 2018, from $513.8 million at December 31, 2017. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At December 31, 2018, $565.0 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $242.7 million in corporate bonds, all of which were considered investment grade at December 31, 2018, and municipal bonds of $273,000.
Total liabilities increased $389.5 million, or 11.6%, to $3.74 billion at December 31, 2018, from $3.35 billion at December 31, 2017.  The increase was primarily attributable to increases in deposits of $449.5 million and advance payments by borrowers for taxes and insurance of $3.2 million, partially offset by a decrease in other borrowings of $62.7 million.

Deposits increased $449.5 million, or 15.8%, to $3.29 billion at December 31, 2018, as compared to $2.84 billion at December 31, 2017. The increase was primarily attributable to increases of $358.0 million in certificate of deposit accounts and $169.5 million in savings accounts, partially offset by decreases of $19.0 million in transaction accounts and $58.9 million in money market accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2018	September 30, 2018	December 31, 2017
Transaction:
Non-interest bearing checking	$395,375	$395,500	$407,267
Negotiable orders of withdrawal	458,012	425,722	465,140
Total transaction	853,387	821,222	872,407
Savings:
Savings	594,290	513,220	424,789
Money market	741,939	751,894	800,854
Total savings	1,336,229	1,265,114	1,225,643
Certificates of deposit:
Brokered deposits	275,398	199,945	150,639
$250,000 and under	696,957	705,925	477,326
Over $250,000	124,541	149,062	110,964
Total certificates of deposit	1,096,896	1,054,932	738,929
Total deposits	$3,286,512	$3,141,268	$2,836,979

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2018	September 30, 2018	December 31, 2017

Business customers	$468,166	$483,674	$447,718
Municipal customers	$337,053	$303,672	$345,581

Borrowings and securities sold under agreements to repurchase decreased by $62.7 million, or 13.3%, to $408.9 million at December 31, 2018, from $471.5 million at December 31, 2017.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2018 (dollars in thousands):

Year	Amount	Weighted Average Rate
2019	$123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	20,000	1.97%
2023	87,500	2.89%
Thereafter	12,500	3.00%
	$403,502	1.95%

Total stockholders’ equity increased by $27.6 million to $666.4 million at December 31, 2018, from $638.9 million at December 31, 2017. This increase was primarily attributable to net income of $40.1 million for year ended December 31, 2018, and a $9.9 million increase related to ESOP and equity award activity. These increases were partially offset by dividend payments of $18.7 million and a $3.7 million increase in unrealized losses on our debt securities available-for-sale portfolio as a result of the increased interest rate environment.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2018, September 30, 2018, and December 31, 2017 (dollars in thousands):

	December 31, 2018	September 30, 2018	December 31, 2017
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$7,291	$8,128	$4,087
One-to-four family residential	1,129	1,140	774
Multifamily	566	567	417
Home equity and lines of credit	151	152	156
Commercial and industrial	25	—	74
Total non-accrual loans:	9,162	9,987	5,508
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	33	33	27
Other loans	—	—	1
Total loans delinquent 90 days or more and still accruing	33	33	28
Total non-performing loans	9,195	10,020	5,536
Other real estate owned	—	—	850
Total non-performing assets	$9,195	$10,020	$6,386
Non-performing loans to total loans held-for-investment, net	0.28%	0.31%	0.18%
Non-performing assets to total assets	0.21%	0.23%	0.16%
Loans subject to restructuring agreements and still accruing	$16,390	$16,575	$18,003
Accruing loans 30-89 days delinquent	$8,562	$11,926	$12,044

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.6 million and $12.0 million at December 31, 2018, and December 31, 2017, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2018, September 30, 2018, and December 31, 2017 (dollars in thousands):

	December 31, 2018	September 30, 2018	December 31, 2017
Real estate loans:
Commercial	$2,377	$3,810	$4,347
One-to-four family residential	4,120	5,623	4,162
Multifamily	2,018	2,117	3,298
Construction and land	—	—	6
Home equity and lines of credit	—	80	—
Commercial and industrial loans	45	296	202
Other loans	2	—	29
Total delinquent accruing loans	$8,562	$11,926	$12,044

PCI Loans (Held-for-Investment)

At December 31, 2018, based on contractual principal, 10.0% of PCI loans were past due 30 to 89 days, and 23.3% were past due 90 days or more, as compared to 10.8% and 17.1%, respectively, at December 31, 2017.

About Northfield Bank

Northfield Bank, founded in 1887, operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "adjust" "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. In addition, the recent federal government shutdown presents risk and uncertainty to the Company. Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income (loss) to average total assets) (7) (8)	0.91%	(0.17)%	0.84%	0.95%	0.63%
Return on equity (ratio of net income (loss) to average equity) (7) (8)	6.00	(1.05)	5.51	6.17	3.88
Average equity to average total assets	15.18	16.22	15.32	15.47	16.31
Interest rate spread	2.43	2.76	2.49	2.56	2.79
Net interest margin	2.72	2.96	2.75	2.81	2.99
Efficiency ratio(2) (8)	55.08	53.91	55.95	56.16	55.90
Non-interest expense to average total assets	1.44	1.63	1.59	1.60	1.72
Non-interest expense to average total interest-earning assets	1.53	1.74	1.69	1.69	1.85
Average interest-earning assets to average interest-bearing liabilities	126.72	128.99	127.37	127.84	128.71
Asset Quality Ratios:
Non-performing assets to total assets	0.21	0.16	0.23	0.21	0.16
Non-performing loans(3) to total loans(4)	0.28	0.18	0.31	0.28	0.18
Allowance for loan losses to non-performing loans held-for-investment(5)	299.06	472.63	276.31	299.06	472.63
Allowance for loan losses to originated loans held-for-investment, net(6)	0.99	1.04	1.03	0.99	1.04
Allowance for loan losses to total loans held-for-investment, net(7)	0.85	0.83	0.86	0.85	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended December 31, 2018 and September 30, 2018, include excess tax benefits of $514,000 and $101,000, respectively. The years ended December 31, 2018 and 2017, include excess tax benefits of $2.7 million and $2.3 million, respectively, related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards. The three months and year ended December 31, 2017, includes a tax charge of $10.5 million related to the enactment of the Tax Reform Act in the fourth quarter of 2017, which resulted in the revaluation of our net deferred tax assets at the lower federal corporate income tax rate of 21%.
(8) The year ended December 31, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$15,147	$13,332	$17,446
Interest-bearing deposits in other financial institutions	62,615	45,403	40,393
Total cash and cash equivalents	77,762	58,735	57,839
Trading securities	8,968	10,670	9,597
Debt securities available-for-sale, at estimated fair value	808,031	740,518	513,782
Debt securities held-to-maturity, at amortized cost	9,505	9,560	9,931
Equity securities	1,280	1,183	1,339
Originated loans held-for-investment, net	2,678,877	2,597,816	2,425,275
Loans acquired	546,150	588,517	692,803
Purchased credit-impaired (PCI) loans held-for-investment	20,143	20,535	22,741
Loans held-for-investment, net	3,245,170	3,206,868	3,140,819
Allowance for loan losses	(27,497)	(27,687)	(26,160)
Net loans held-for-investment	3,217,673	3,179,181	3,114,659
Accrued interest receivable	12,959	11,984	10,713
Bank owned life insurance	154,135	153,218	150,604
Federal Home Loan Bank of New York stock, at cost	22,517	23,960	25,046
Premises and equipment, net	25,605	25,229	25,746
Goodwill	38,411	38,411	38,411
Other real estate owned	—	—	850
Other assets	31,586	33,766	32,900
Total assets	$4,408,432	$4,286,415	$3,991,417

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$3,286,512	$3,141,268	$2,836,979
Securities sold under agreements to repurchase	—	—	2,000
Federal Home Loan Bank advances and other borrowings	408,891	441,191	469,549
Advance payments by borrowers for taxes and insurance	18,007	16,999	14,798
Accrued expenses and other liabilities	28,583	32,537	29,214
Total liabilities	3,741,993	3,631,995	3,352,540

Total stockholders’ equity	666,439	654,420	638,877
Total liabilities and stockholders’ equity	$4,408,432	$4,286,415	$3,991,417

Total shares outstanding	49,635,673	49,534,744	48,803,885
Tangible book value per share (1)	$12.63	$12.41	$12.28

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.0 million, $1.1 million, and $1.4 million at December 31, 2018, September 30, 2018, and December 31, 2017, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Interest income:
Loans	$32,905	$31,255	$32,443	$127,591	$120,340
Mortgage-backed securities	3,718	2,383	3,475	12,987	9,174
Other securities	1,685	405	1,104	4,112	1,310
Federal Home Loan Bank of New York dividends	443	400	428	1,683	1,461
Deposits in other financial institutions	197	172	277	919	584
Total interest income	38,948	34,615	37,727	147,292	132,869
Interest expense:
Deposits	8,887	4,699	7,593	27,741	16,386
Borrowings	2,057	1,961	2,210	8,309	7,590
Total interest expense	10,944	6,660	9,803	36,050	23,976
Net interest income	28,004	27,955	27,924	111,242	108,893
Provision for loan losses	607	40	1,304	2,615	1,411
Net interest income after provision for loan losses	27,397	27,915	26,620	108,627	107,482
Non-interest income:
Fees and service charges for customer services	1,275	1,139	1,241	4,877	4,702
Income on bank owned life insurance	918	948	919	3,705	5,386
(Losses) gains on securities, net	(1,593)	282	419	(701)	1,283
Other	40	74	58	246	271
Total non-interest income	640	2,443	2,637	8,127	11,642
Non-interest expense:
Compensation and employee benefits	7,121	8,898	9,443	34,802	38,237
Occupancy	3,035	2,810	3,015	12,096	11,270
Furniture and equipment	257	270	239	1,004	1,141
Data processing	1,484	1,149	1,153	5,011	4,585
Professional fees	924	740	886	3,482	2,774
Advertising	911	633	561	2,726	1,861
FDIC insurance	253	269	241	1,065	1,064
Other	1,792	1,619	1,562	6,857	6,446
Total non-interest expense	15,777	16,388	17,100	67,043	67,378
Income before income tax expense	12,260	13,970	12,157	49,711	51,746
Income tax expense(1)	2,314	15,686	3,081	9,632	26,978
Net income (loss)	$9,946	$(1,716)	$9,076	$40,079	$24,768
Net income (loss) per common share:
Basic	$0.21	$(0.04)	$0.19	$0.87	$0.55
Diluted	$0.21	$(0.04)	$0.19	$0.85	$0.53
Basic average shares outstanding	46,698,667	45,528,498	46,604,051	46,319,760	45,325,445
Diluted average shares outstanding	47,013,958	45,528,498	47,294,645	47,107,433	46,875,730
(1) Income tax expense for the quarter and year ended December 31, 2017, includes a charge of $10.5 million recorded in the fourth quarter of 2017 as a result of the enactment of the Tax Reform Act, which was signed into law on December 22, 2017.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,198,288	$32,905	4.08%	$3,202,616	$32,443	4.02%	$3,126,273	$31,255	3.97%
Mortgage-backed securities (3)	588,201	3,718	2.51	565,783	3,475	2.44	443,012	2,383	2.13
Other securities (3)	232,777	1,685	2.87	160,877	1,104	2.72	79,728	405	2.02
Federal Home Loan Bank of New York stock	23,128	443	7.60	25,499	428	6.66	25,256	400	6.28
Interest-earning deposits in financial institutions	47,190	197	1.66	69,327	277	1.59	66,958	172	1.02
Total interest-earning assets	4,089,584	38,948	3.78	4,024,102	37,727	3.72	3,741,227	34,615	3.67
Non-interest-earning assets	243,019			244,191			254,238
Total assets	$4,332,603			$4,268,293			$3,995,465

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,767,276	$3,907	0.88%	$1,620,562	$2,691	0.66%	$1,701,835	$2,091	0.49%
Certificates of deposit	1,037,437	4,980	1.90	1,064,005	4,902	1.83	716,958	2,608	1.44
Total interest-bearing deposits	2,804,713	8,887	1.26	2,684,567	7,593	1.12	2,418,793	4,699	0.77
Borrowed funds	422,422	2,057	1.93	474,773	2,210	1.85	481,665	1,961	1.62
Total interest-bearing liabilities	3,227,135	10,944	1.35	3,159,340	9,803	1.23	2,900,458	6,660	0.91
Non-interest bearing deposits	397,022			404,570			399,888
Accrued expenses and other liabilities	50,820			50,527			46,903
Total liabilities	3,674,977			3,614,437			3,347,249
Stockholders' equity	657,626			653,856			648,216
Total liabilities and stockholders' equity	$4,332,603			$4,268,293			$3,995,465

Net interest income		$28,004			$27,924			$27,955
Net interest rate spread (4)			2.43%			2.49%			2.76%
Net interest-earning assets (5)	$862,449			$864,762			$840,769
Net interest margin (6)			2.72%			2.75%			2.96%
Average interest-earning assets to interest-bearing liabilities			126.72%			127.37%			128.99%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Debt securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Years Ended
	December 31, 2018			December 31, 2017
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$3,176,965	$127,591	4.02%	$3,052,410	$120,340	3.94%
Mortgage-backed securities (2)	540,859	12,987	2.40	434,166	9,174	2.11
Other securities (2)	153,346	4,112	2.68	69,163	1,310	1.89
Federal Home Loan Bank of New York stock	24,731	1,683	6.81	26,155	1,461	5.59
Interest-earning deposits in financial institutions	63,898	919	1.44	64,868	584	0.90
Total interest-earning assets	3,959,799	147,292	3.72	3,646,762	132,869	3.64
Non-interest-earning assets	242,128			270,161
Total assets	$4,201,927			$3,916,923

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,681,567	$11,053	0.66%	$1,713,863	$8,233	0.48%
Certificates of deposit	956,821	16,688	1.74	625,067	8,153	1.30
Total interest-bearing deposits	2,638,388	27,741	1.05	2,338,930	16,386	0.70
Borrowed funds	459,180	8,309	1.81	494,361	7,590	1.54
Total interest-bearing liabilities	3,097,568	36,050	1.16	2,833,291	23,976	0.85
Non-interest bearing deposits	405,319			385,891
Accrued expenses and other liabilities	49,157			59,034
Total liabilities	3,552,044			3,278,216
Stockholders' equity	649,883			638,707
Total liabilities and stockholders' equity	$4,201,927			$3,916,923

Net interest income		$111,242			$108,893
Net interest rate spread (3)			2.56%			2.79%
Net interest-earning assets (4)	$862,231			$813,471
Net interest margin (5)			2.81%			2.99%
Average interest-earning assets to interest-bearing liabilities			127.84%			128.71%

(1)	Includes non-accruing loans.

(2)	Debt securities available-for-sale are reported at amortized cost.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.